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                                                                   EXHIBIT 10.25

                          EPICEDGE CONSULTANT AGREEMENT

      This Consultant Agreement ("Agreement") is made by and between EpicEdge, having a place of business at 5508 Hwy 290 West, Austin, TX 78735 ("EpicEdge") and Eric Loeffel, an individual, having a mailing address at 110 Wild Basin Drive, Bldg One, Ste 320, Austin, TX 78746 and tax identification ###-##-#### ("Consultant").

AGREEMENT

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Engagement of Services. EpicEdge desires to engage Consultant to perform the services set forth in Exhibit A ("Services & Fees") to this Agreement.

      2. Compensation. In consideration of Consultant's performance of the Service, EpicEdge will pay Consultant the fees set forth in Exhibit A ("Services & Fees"). Consultant will be reimbursed for reasonable and ordinary expenses within thirty (30) days of receipt of Consultant's invoice, provided Consultant has furnished such documentation for authorized expenses as EpicEdge may reasonably request. Upon termination of this Agreement for any reason, Consultant will be reimbursed for expenses and paid Fees for the Services completed as of the effective date of termination on a pro rata basis.

      3. Independent Consultant Relationship. Consultant's relationship with EpicEdge is that of an independent consultant, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which EpicEdge may make available to its employees. Consultant is not authorized to make any representation, contract or commitment on behalf of EpicEdge unless specifically requested or authorized in writing to do so by an authorized EpicEdge representative. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant's compensation will be subject to withholding by EpicEdge for the payment of any social security, federal, state or any other employee payroll taxes. EpicEdge will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

      4.    Intellectual Property Rights/Confidential Information.

            4.1 Disclosure, Ownership and Assignment of Inventions. Consultant agrees that all inventions or copyrightable works, or any portion thereof, developed by Consultant during the term of this Agreement, shall be the sole property of EpicEdge and EpicEdge shall be the sole owner of all rights in connection therewith. Consultant hereby assigns to EpicEdge any rights Consultant may have or acquire in all inventions and/or copyrightable works in connection with Consultant's performance of the Services. Consultant further agrees to assist EpicEdge in every reasonable way (at EpicEdge's expense) to obtain and from time to time enforce EpicEdge's rights associated with the copyrightable works and inventions, if any.

4.2   Confidential Information.

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            4.2.1 Definition of Confidential Information. "Confidential
Information" as used in this Agreement shall mean any and all technical or non-technical information in any form, that has been created, discovered, developed, acquired, or that has otherwise become known to EpicEdge (including without limitation, information created, discovered developed or made known by or to Consultant during the period of or arising out of Consultant's retention by EpicEdge), and/or in which property rights have been assigned or otherwise conveyed to EpicEdge, which information has commercial value in the business in which EpicEdge is or may become engaged. By way of illustration, but not limitation, "Confidential Information" includes patents, trademarks, copyrights, trade secrets, processes, formulae, data and know-how, improvements, inventions, information concerning research, experimental work, development, testing, manufacturing, design details and specifications, engineering, procurement requirements, techniques, marketing plans, pricing, financial data, collaborations, strategies, forecasts and customer lists of EpicEdge. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to EpicEdge or Consultant in the course of EpicEdge's business, including without limitation, EpicEdge associates, clients or customers.

            4.2.2 Nondisclosure and Nonuse Obligations. Consultant will use the Confidential Information solely to perform the Services for the benefit of EpicEdge. Consultant agrees that it will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of EpicEdge. Consultant agrees that it shall treat all Confidential Information of EpicEdge with the same degree of care as it accords to its own Confidential Information and Consultant warrants that it uses at least a reasonable degree of care to protect its own confidential information of like kind. Consultant will immediately give notice to EpicEdge of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist EpicEdge in remedying any such unauthorized use or disclosure of the Confidential Information.

            4.2.3 Exclusions from Nondisclosure and Nonuse Obligations. Consultant's obligations under Section 4.2.2 ("Nondisclosure and Nonuse Obligations") with respect to any portion of Confidential Information shall terminate when Consultant can document that: (a) it was in the public domain at or subsequent to the time it was communicated to Consultant by EpicEdge through no fault of Consultant; (b) it was rightfully in Consultant's possession free of any obligation of confidence at or subsequent to the time it was communicated to Consultant by EpicEdge; (c) it was independently developed by Consultant; or (d) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

            4.2.4 Property. All Confidential Information and all derivative works or analysis created by Consultant with respect to the Confidential Information, including without limitation, any copyrightable works or inventions created by Consultant during Consultant's performance of the Services shall be the sole property of EpicEdge and its assigns and shall be treated in accordance with Section 6, below ("Return of EpicEdge's Property").

      5.    Representations and Warranties Regarding Third Parties.

            5.1 No Conflict of Interest. Consultant represents that Consultant's performance of all the terms of this Agreement do not and will not breach any agreement to keep in confidence any confidential information acquired by Consultant from any third party. Consultant warrants that, to the best of its knowledge, there is no other contract or duty on its part inconsistent with this Agreement. During the term of this Agreement, Consultant will not accept an obligation, inconsistent or incompatible with Consultant's obligations, or the scope of services rendered for EpicEdge under this Agreement. Consultant agrees to indemnify EpicEdge from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

            5.2 Third Party Property. Consultant understands that, as part of the consideration for its retention as a consultant by EpicEdge, Consultant has not and will not bring with it to EpicEdge or use in the performance of Consultant's responsibilities at EpicEdge any equipment, supplies, facility or trade secret information of any former employer, client or any third party which are not generally available to the public,


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unless Consultant has obtained written authorization for their possession and use.

      6. Return of EpicEdge's Property. All documents, data, records, apparatus, equipment, drawings, designs, models, sketches, lists, other physical property and any and all Confidential Information, as described in Section 4.4.1 ("Definition of Confidential Information") furnished to Consultant by EpicEdge or produced by Consultant or others in connection with Consultant's consulting relationship with EpicEdge shall be and remain the sole property of EpicEdge and its assigns and shall be promptly returned to EpicEdge as and when requested by EpicEdge, including copies. Notwithstanding the foregoing, Consultant shall, automatically, upon termination of Consultant's relationship with EpicEdge, promptly return and deliver all such property to EpicEdge, and Consultant will not retain any such property or any reproduction of such property upon such termination. Upon EpicEdge's request, Consultant shall provide written certification to EpicEdge that all such property has been so returned.

      7.    Term and Termination.

            7.1 Term. This Agreement is effective as of the Effective Date set forth below and will terminate on the date stated in Exhibit A, unless terminated earlier as set forth below.

            7.2   Termination by EpicEdge.

                  7.2.1 Termination for Convenience. Either party may terminate this Agreement without cause, at any time, upon thirty (30) days prior written notice to the other party.

                  7.2.2 Termination for Cause. EpicEdge also may terminate this Agreement immediately in its sole discretion upon Consultant's breach of Section 4 ("Intellectual Property Rights/Confidential Information"), Section 9 ("Noninterference with Business") and/or upon any failure of Consultant to perform any of Consultant's obligations hereunder, including the Services requested in accordance with Exhibit A hereof.

      8. Survival. The rights and obligations contained in Sections 4, 5 and 6 will survive any termination or expiration of this Agreement.

      10. Indemnification. Consultant shall indemnify, defend and hold harmless EpicEdge from and against all claims and any breach of this agreement or any actions, and all expenses incidental to such claims or actions by third parties, based upon or arising out of damage to property or injuries to persons or other tortious acts caused or contributed to by Consultant or anyone acting under its direction or control or on its behalf in the course of its performance under this Agreement, provided that Consultant's indemnity and hold harmless agreement shall not be applicable to any liability based upon the sole negligence of EpicEdge.

      13. Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without EpicEdge's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of EpicEdge's successors and assigns, and will be binding for Consultant's assignees.

      14. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

      15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, irrespective of choice of law provisions.

      16. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and


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effect.

      17. Waiver/Modification. The waiver of EpicEdge of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

      18. Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.

      IN WITNESS HEREOF, the authorized representatives of the parties have executed this Agreement as of the date last signed below ("Effective Date").

EpicEdge:                               CONSULTANT:

EpicEdge

By: /s/ Richard Carter                  By: /s/ Eric Loeffel
   --------------------------------        -------------------------------------

Print: Richard Carter, CEO              Print: Eric Loeffel
      -----------------------------           ----------------------------------
       (Name & Title)                          (Name)

Date: January 10, 2003                  Date: January 10, 2003


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                                    EXHIBIT A

                                 SERVICES & FEES

Services

Consultant will provide corporate development services for EpicEdge as directed and supported by the Board of Directors.

Consultant will focus on the following activities:

      o Develop a Market Analysis, Marketing Plan and Sales Plan for the ERP and eSolutions business areas;

      o Design and implement a scalable Organizational Structure to support growth;

      o Achieve or exceed the board approved financial plan for FY 2003 (results to be measured pro-rata over the Term of this engagement);

      o Construct and implement incentive plans which align key (Director and above) employee goals and objectives with the goals of the Company.

Fees

Consultant and EpicEdge have agreed on a monthly fee of $15,000 (the "Fee") for all Services to be performed by Consultant, which shall be paid twice per month ($7,500 per payment), on the 15th and 30th, through the Term. Additionally, at the end of the Term, a one-time bonus of $30,000 shall be paid upon completion of the activities listed above. Subject to the rights of the parties under section 7.2.1 of the agreement, the term of this engagement will be from January 1, 2003 through June 30, 2003.

EpicEdge will issue payment on the periods specified above. In the event of termination of this Agreement, the fee shall be paid in accordance with Section 2 of the Agreement.

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